Exhibit 2

SCRIP CERTIFICATE

FOR FRACTION OF ONE SHARE

OF COMMON STOCK

OF

TEDA TRAVEL INCORPORATED, a Florida corporation

No._________________

 [fraction] of one share

This certifies that, [Shareholder name] (“Shareholder”), upon surrender of this scrip certificate together with one or more other similar scrip certificates representing in the aggregate one or more full shares of Common Stock of TEDA TRAVEL INCORPORATED, a Florida corporation (the ''corporation''), to the corporation at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong, at or before five o'clock P.M., on November 30, 2004 (“Expiration Date”), is entitled to receive in exchange therefor a certificate or certificates for the number of full shares of Common Stock represented by the scrip certificates so surrendered, together with a new scrip certificate for any fraction of a share in excess of that aggregate number of full shares.  In the event the scrip certificates are not tendered at or before the Expiration Date, the scrip certificate shall be void.

This scrip certificate does not confer upon Shareholder or any bearer any right to vote or to receive dividends, to participate in any of the assets of the corporation upon liquidation, or any other rights as a shareholder of the corporation. Unless assembled with other scrip certificates aggregating one or more shares of Common Stock of the corporation and surrendered as above provided, this scrip certificate shall become void at the time set forth above and all rights under this certificate shall immediately terminate.

The rights represented by this certificate may be transferred by delivery of this scrip certificate without any endorsement. Every bearer of this certificate, including Shareholder, agrees that the corporation and its transfer agent may treat the bearer as the absolute owner for all purposes and that neither the corporation nor the transfer agent shall be affected by any notice to the contrary.

WITNESS the seal of the corporation and the signatures of its duly authorized officers.

Dated: _________________

TEDA TRAVEL INCORPORATED

By_________________

Godfrey Chin Tong Hui,

Chief Executive Officer

By_________________

Hon Ming Wong

Chief Financial Officer